EXHIBIT 99.1

O.I. Corporation Announces Results for First Quarter 2009 and Second Quarter Dividend

College Station, Texas, May 14, 2009 – O.I. Corporation (NASDAQ: OICO) today announced its results for the three months ended March 31, 2009.

For the First Quarter Ended March 31, 2009

Revenue decreased to $4,621,000, compared to $7,327,000 for the same period of the prior year. We had a net loss of $496,000, or $0.21 per diluted share, for the first quarter of 2009, compared to net income of $240,000, or $0.09 per diluted share, for the first quarter of 2008.

OI’s executive management team, J. Bruce Lancaster, Chief Executive Officer and Chief Financial Officer, and Don Segers, President and Chief Operating Officer, commented:

“We were significantly impacted by the global economic downturn during the first quarter of 2009, as our overall sales declined 37% in comparison to the first quarter of 2008. Sales in our Laboratory Products segment were most impacted with sales down 42%, while Air-Monitoring Systems sales declined 22%. Customer quote request activity was relatively strong, however many of our customers deferred purchase commitments to conserve cash.

“In response to this slowdown in business activity, during February we initiated a 10% across the board pay reduction, reduced travel and entertainment plans, and curtailed other discretionary expenses. Through these efforts, we reduced our SG&A expense $322,000, or 14%, during the first quarter of 2009 compared to last year. However, our R&D expense increased slightly due to costs incurred in producing prototype, Beta units of our new process TOC and miniaturized mass spectrometer.

“Because of our lower sales, we generated a net loss of $496,000 in the first quarter of 2009, compared to net income of $240,000 in 2008. To improve our future profitability, in April we reduced staffing by approximately 20% at our College Station facility, initiated a reduction in certain employee benefits, and continued to minimize all disbursements including capital expenditures.

“Although our savings from these efforts will initially be offset by severance benefits of approximately $100,000, when fully implemented we anticipate annualized savings of approximately $2,200,000. We are already seeing improved results, with preliminary April results indicating positive operating earnings. With our reduced cost structure, we are optimistic that we can generate positive operating earnings over the balance of the year.

“Despite our loss in the first quarter, we remain financially strong. Our cash and investments at the end of the quarter totaled $3,751,000, up approximately $300,000 from the beginning of the year, and we have no borrowings outstanding under our revolving line of credit. We believe our financial strength and lower cost structure will enable us to weather this economic decline as we work to achieve longer term sales growth through our new products and strategic alliances.”

O.I. CORPORATION
FINANCIAL HIGHLIGHTS
(in thousands, except earnings per share amounts)

Income Statement Data	Three Months Ended
	March 31
	2009	2008

Net revenues	$4,621	$7,327
Income/(Loss) before income taxes	($740)	$320
Provision/(Benefit) for income taxes	($244)	$80
Net income/(Loss)	($496)	$240

Basic earnings/(loss) per share	($0.21)	$0.09
Diluted earnings/(loss) per share	($0.21)	$0.09

Balance Sheet Data
	March 31,	December 31,
Assets	2009	2008

Cash and investments	$3,751	$3,434
Accounts receivable	4,372	6,195
Inventories	5,800	5,754
Other current assets	1,545	1,554

Total current assets	15,468	16,937

Long-term assets	4,558	4,667

Total assets	$20,026	$21,604

Liabilities and Stockholders' Equity

Total liabilities	2,652	3,670

Stockholders' equity:	17,374	17,934

Total liabilities and stockholders' equity	$20,026	$21,604

Second Quarter Dividend

The Company also announced today that its Board of Directors declared a quarterly cash dividend of $0.05 per common share payable on May 29, 2009 to shareholders of record at the close of business on May 14, 2009.

About O.I. Corporation:

O.I. Corporation, dba OI Analytical, develops, manufactures, sells, and services analytical instrumentation that detects, measures, analyzes, and monitors chemicals in liquids, solids, and gases. Providing products used to digest, extract, and separate components of chemical mixtures, the Company designs application-specific solutions for various industries including environmental testing, defense, and petrochemical. Headquartered in College Station, Texas, the Company's products are sold worldwide.

This press release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can sometimes be identified by our use of forward-looking words such as “may”, “will,” “anticipate,” “believe,” “expect,” “project,” or “intend”. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

Copies of our filings with the Securities and Exchange Commission are available at www.sec.gov and at www.oico.com. Please refer to “Part 1, Item 1A – Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2008, for further discussion regarding our exposure to risks. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such factors, nor to assess the impact such factors might have on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

Visit the Company's worldwide web site at: http://www.oico.com

Investor Relations: Bruce Lancaster Chief Executive Officer & Chief Financial Officer 979.690.1711